SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             _____________________

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 2)(1)



                               E-CENTIVES, INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)



                                 COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   26830H103
-------------------------------------------------------------------------------
                                (CUSIP Number)



         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ]       Rule 13d-1(b)
         [X]       Rule 13d-1(c)
         [ ]       Rule 13d-1(d)



______________

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                 --------------------------------
CUSIP No.  26830H103                 13G                   Page 2 of 5 Pages
-------------------------------                 --------------------------------

-------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Inktomi Corporation
-------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)   [  ]
                                                                   (b)   [  ]
-------------------------------------------------------------------------------
  3.  SEC USE ONLY

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  4.  CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

-------------------------------------------------------------------------------
                             5. SOLE VOTING POWER               792,039

     NUMBER OF              ---------------------------------------------------
     SHARES                  6. SHARED VOTING POWER             Not Applicable
   BENEFICIALLY
     OWNED BY               ---------------------------------------------------
   EACH REPORTING            7. SOLE DISPOSITIVE POWER          792,039
    PERSON WITH
                            ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER        Not Applicable

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                       792,039

-------------------------------------------------------------------------------
  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                        [  ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      2.1%

-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*                              CO

-------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).         Name of Issuer:
----------         --------------

                   e-centives, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
----------         -----------------------------------------------

                   6901 Rockledge Drive
                   7th Floor
                   Bethesda, MD  20817

Item 2(a).         Name of Person Filing:
----------         ---------------------

                   Inktomi Corporation

Item 2(b).         Address of Principal Business Office or, if none, Residence:
----------         ------------------------------------------------------------

                   4100 East Third Avenue
                   Foster City, CA  94404

Item 2(c).         Citizenship:
----------         ------------

                   Delaware

Item 2(d).         Title of Class of Securities:
----------         ----------------------------

                   Common Stock

Item 2(e).         CUSIP Number:
----------         -------------

                   26830H103

Item 3.            If this statement is filed pursuant to Rule 13d-1(b), or
-------            --------------------------------------------------------
                   Rule 13d-2(b) or (c), check whether the  person filing is a:
                   ------------------------------------------------------------


         (a)       [  ]     Broker or dealer registered under Section 15 of
                            the Exchange Act;

         (b)       [  ]     Bank as defined in Section 3(a)(6) of the
                            xchange Act;

         (c)       [  ]     Insurance company as defined in Section 3(a)(19)
                            of the Exchange Act;

         (d)       [  ]     Investment company registered under Section 8 of
                            the Investment Company Act;

         (e)       [  ]     An investment adviser in accordance with
                            Rule 13d-1(b)(1)(ii)(E);

         (f)       [  ]     An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)       [  ]     A parent holding company or control person in
                            accordance with Rule 13d-1(b)(ii)(G);

         (h)       [  ]     A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act;

         (i)       [  ]     A church plan that is excluded from the definition
                            of an investment company under Section
                            3(c)(14) of the Investment Company Act; or

         (j)       [  ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box    [ X ].

Item 4.          Ownership.
-------          ----------

         (a)     Amount Beneficially Owned:
                 -------------------------

                      792,039 shares

         (b)     Percent of Class:
                 ----------------

                      2.1%

         (c)     Number of shares as to which such person has:
                 --------------------------------------------

                 (i)    Sole power to vote or to direct the vote:
                        ----------------------------------------

                        792,039 shares

                 (ii)   Shared power to vote or to direct the vote:
                        -------------------------------------------

                        Not Applicable

                 (iii)  Sole power to dispose or to direct the disposition of:
                        -----------------------------------------------------

                        792,039 shares

                 (iv)   Shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------

                        Not Applicable

Item 5.         Ownership of Five Percent or Less of a Class.
-------         ---------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person.
-------         ----------------------------------------------------------------

                Not Applicable

Item 7.         Identification and Classification of the Subsidiary Which
-------         ---------------------------------------------------------
                Acquired the Security Being Reported on By the Parent
                -----------------------------------------------------
                Holding Company.
                ----------------

                Not Applicable

Item 8.         Identification and Classification of Members of the Group.
-------         ----------------------------------------------------------

                Not Applicable

Item 9.         Notice of Dissolution of Group.
-------         -------------------------------

                Not Applicable

Item 10.        Certifications.
--------        ---------------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                   SIGNATURE
                                   ---------


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2003




                                 INKTOMI CORPORATION

                                 By:  /s/  Joe Eandi
                                      ------------------------------
                                      Name:   Joe Eandi
                                      Title:  Vice President and General Counsel